Exhibit 4.5
FOURTH AMENDMENT TO MODIFICATION AGREEMENT

This Fourth Amendment to Modification Agreement (this “Amendment”) is made and entered into as of this 30th day of November, 2016 by and among Medovex Corporation, a Nevada corporation with its principal offices at 3729 Hardee Avenue, Atlanta, Georgia 30341 (“MDVX” or the “Company”), Steve Gorlin, an individual with an address of 1234 Airport Rd, #105, Destin, FL 32541 (“Gorlin”), NADG Investment LLLP, a limited liability limited partnership with offices at 2851 John St. Ste One, Markham Ontario L3R5R7 Canada (“NADG”), and Jesse Crowne, an individual with an address at 2159 S. 1899 E., Salt Lake City, UT 84106 (“Crowne”) . Gorlin, NADG, Crowne and the Company are referred to individually as a “Party” and collectively referred to as the “Parties”.

W I T N E S S E T H:

WHEREAS, Gorlin purchased from the Company $2.0 million of the Company's 5.5% Convertible Promissory Notes due November 9, 2017 (the “Maturity Date”), on November 9, 2015 (the “Note”), payable $1.0 million on November 9, 2015 and $1.0 million no later than March 1, 2016, and, in connection therewith, received warrants, dated November 9, 2015 to purchase 500,000 shares of Common Stock of the Company (the “Warrants”);

WHEREAS, Gorlin and the Company entered into that certain Modification Agreement dated January 25, 2016, as amended by the Amendment to the Modification Agreement dated February 16, 2016 (the “First Amendment”), as further amended by the Second Amendment to the Modification Agreement dated March 25, 2016 (the “Second Amendment”), and as further amended by the Third Amendment to the Modification Agreement dated November 1, 2016 (the “Third Amendment”);

WHEREAS, the Modification Agreement originally provided, inter alia, that (i) the $1,000,000 then currently advanced by Gorlin under the Note would convert at $1.75 per share into an aggregate of 571,429 shares of Common Stock of the Company, (ii) Gorlin would not be required to advance an additional $1,000,000 to the Company under the Note, and (iii) Gorlin would purchase from the Company 571,429 shares of Common Stock of the Company (the “Additional Shares”) at a purchase price of $1.75 per share (resulting in an aggregate purchase price of $1,000,000) on or prior to March 27, 2016;

WHEREAS, the First Amendment provided, inter alia, that the number of shares of Common Stock into which the $1,000,000 advanced under the Note would convert under the Modification Agreement was reduced from 571,429 shares to 552,041 shares, and the Warrant Exercise Price was reduced to $1.825;

WHEREAS, the Second Amendment provided, inter alia, that the date by which Gorlin must purchase the Additional Shares under Section 3 of the Modification Agreement was extended to November 1, 2016;

WHEREAS, the Third Amendment provided, that the date by which Gorlin must purchase the Additional Shares under Section 3 of the Modification Agreement was extended to December 1, 2016 and the Third Amendment incorrectly stated that the Second Amendment was dated January 25, 2016, and the parties wish to correct that reference to March 25, 2016; and

WHEREAS, the Parties desire to amend the Modification Agreement to provide for a partial assignment by Gorlin to NADG and Crowne, and the assumption by NADG and Crowne, of a portion of Gorlin’s agreement to purchase the Additional Shares and, in connection therewith, the assignment by Gorlin to NADG and Crowne of a portion of the Warrants;

NOW, THEREFORE, in consideration of the mutual terms and covenants contained herein, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.
Partial Assignment of Agreement to Purchase the Additional Shares.

(a)
Gorlin hereby assigns to NADG, and NADG hereby assumes, the obligation to purchase 142,857 of the Additional Shares, for a total purchase price of $250,000, upon the terms and subject to the conditions of the Modification Agreement, as amended (the “NADG Assignment and Assumption”).

(b)
Gorlin hereby assigns to Crowne, and Crowne hereby assumes, the obligation to purchase 114,286 of the Additional Shares, for a total purchase price of $200,000, upon the terms and subject to the conditions of the Modification Agreement, as amended (the “Crowne Assignment and Assumption”).

(c)
Gorlin hereby restates and confirms his agreement to purchase the remaining 314,286 Additional Shares, for a total purchase price of $550,000, upon the terms and subject to the conditions of the Modification Agreement, as amended (the “Gorlin Purchase”).

(d)
The Company agrees and accepts the NADG Assignment and Assumption and the Crowne Assignment and Assumption.

2.
Assignment of Warrants.

(a)
In recognition that NADG will be investing $250,000 of the total of $2,000,000, or 12.5% of the total funds to be invested in the Company pursuant to the Modification Agreement, as amended, Gorlin hereby assigns and transfers to NADG Warrants to purchase 62,500 shares of Common Stock of the Company, representing 12.5% of the Warrants to purchase 500,000 shares of Common Stock issued to Gorlin in connection with the Note and Modification Agreement.

(b)
In recognition that Crowne will be investing $200,000 of the total of $2,000,000, or 10.0% of the total funds to be invested in the Company pursuant to the Modification Agreement, as amended, Gorlin hereby assigns and transfers to Crowne Warrants to purchase 50,000 shares of Common Stock of the Company, representing 10.0% of the Warrants to purchase 500,000 shares of Common Stock issued to Gorlin in connection with the Note and Modification Agreement.

(c)
The Company hereby agrees to the assignment to NADG of Warrants to purchase 62,500 of the 500,000 shares of Common Stock originally issued to Gorlin, and the assignment to Crowne of Warrants to purchase 50,000 of the 500,000 shares originally issued to Gorlin.

3.
Correction. The second “Whereas” clause of the Third Amendment is hereby corrected by changing the reference to the date of the Second Amendment from January 25, 2016 to March 25, 2016

4.
SEC Reports. The Company agrees to file a report under the Securities Exchange Act of
1934
announcing the matters set forth in this Amendment.

5.
Notices. All communications hereunder will be in writing and, except as otherwise expressly provided herein, sent by overnight mail, to the Parties at their respective addresses first set forth above, or to such other address as a Party may give notice to the other Parties in accordance with this Paragraph 5.

6.
Parties in Interest. This Amendment is made solely for the benefit of the Parties hereto, and their respective controlling person directors and officers, and their respective successors, assigns, executors and administrators. No other person shall acquire or have any right under or by virtue of this Amendment.

7.
Headings. The section headings in this Amendment have been inserted as a matter of convenience of reference and are not a part of the Amendment.

8.
Applicable Law; Venue and Jurisdiction; Injunctive Relief. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to conflict of law principles. Any action arising out of this Amendment shall be brought exclusively in court of competent jurisdiction located in New York County, New York, and the Parties hereby irrevocably submit to the personal jurisdiction of such courts, and waive any objection they now or hereafter may have to the laying of venue in such courts. Nothing herein shall limit the Company's right to pursue any remedies available to it hereunder, at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief with respect to a Party’s failure to satisfy the obligations set forth in Section 3 of the Modification Agreement, as modified by this Amendment.

9.
Counterparts. This Amendment may be executed in any number of counterparts, each of which together shall constitute one and the same instrument.

10.
Authority. This Amendment has been duly authorized, executed and delivered by and on behalf of each of the Parties.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed, as of the day and year first above written.

MEDOVEX CORPORATION

By: _____________________                                                   ___________________________
Name: Jarrett Gorlin                                                                   Name: STEVE GORLIN
Title: Chief Executive Officer

NADG INVESTMENT LLLP

By: _____________________                                                   ___________________________
       Name:                                                                                  Name: JESSE CROWNE
       Title:

[Signature Page to Fourth Amendment to Modification Agreement]